Exhibit 16.1

May 18, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Navios Maritime Partners L.P. (copy attached), which we understand will be furnished to the Securities and Exchange Commission as part of Form 6-K of Navios Maritime Partners L.P. dated May 18, 2021. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

Attachment